Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made effective as of January 3, 2017 (the “Effective Date”), between Live Ventures Incorporated, a Nevada corporation (the “Company”) and Virland A. Johnson, residing at 20488 N 86th Lane, Peoria, AZ 85382 (“Executive”).

WHEREAS, the Company is a holding company which engages in the acquisition of companies in various industries in the United States and operates through three segments: Manufacturing, Marketplace Platform, and Services (the “Business”);

WHEREAS, Executive is experienced in the Business, and the Company desires to employ Executive in the Business and Executive desires to accept such employment.

NOW, THEREFORE, in consideration of the mutual covenants and representations contained herein, the parties hereto agree as follows:

1.                  Services. Effective beginning on the Effective Date, the Company shall employ Executive as Chief Financial Officer for a period of five (5) years until terminated pursuant to the terms of this Agreement (the “Term”). Executive shall (i) perform such duties and services as are customarily performed by a CFO of a publicly-traded company, including but not limited to coordinating, managing, preparing, writing, assembling, publishing all documents required to be filed with the Securities and Exchange Committee (“SEC”) such as Form 10-K’s, 8-K’s, 10-Q’s, etc., leading quarterly calls with the Company’s investors, and such other duties as shall from time to time be assigned to Executive by the Company’s Chief Executive Officer; (ii) devote all of Executive’s business time to the services required of Executive hereunder; and (iii) use Executive’s best efforts, judgment, skill and energy to perform such duties and services. As used in this Section 1, “business time” shall be determined in accordance with the usual and customary standards of the Company. For the avoidance of doubt, the Company and Executive agree that the Executive’s reasonable participation in charitable organizations shall not be considered a violation of this provision.

2.                  Compensation. For the services to be provided during Executive’s employment with the Company, the Company shall pay to Executive a base salary at the rate of $185,000 annually (“Annual Base Salary”), payable in accordance with the Company’s regular payroll practices. All payments shall be made after deduction of all applicable federal, state, and local income and withholding taxes. Any increases or decreases in Annual Base Salary shall not affect the other terms and conditions of this Agreement. In addition, Executive will be entitled to receive Incentive Stock Options to purchase the Company’s ordinary shares of stock pursuant to the Company’s 2014 Omnibus Equity Incentive Plan, a copy of which will be provided to Executive, by paying to the Company the exercise price on the dates set forth in the accompanying Incentive Stock Option Agreement.

3.                  Benefits. During Executive’s employment with the Company, the Executive shall be eligible to participate in all benefit programs or plans sponsored by the Company in accordance with the terms of such programs or plans as determined by the Company from time to time, including medical insurance. The Executive shall also be entitled to accrue paid time off (“PTO”) at the rate of __ weeks per calendar year. PTO shall be prorated for partial years worked. Executive may carry over up to 5 unused PTO days per calendar year. Any unused PTO days in excess of 5 will be forfeited. Nothing herein shall be deemed to prohibit the Company from amending or terminating any such benefit program or plan in its sole and absolute discretion.

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4.                  Expense Reimbursement. The Company shall pay or reimburse the Executive for reasonable expenses incurred or paid by the Executive in the performance of the Executive’s duties hereunder in accordance with the generally applicable policies and procedures of the Company, as in effect from time to time and subject to the terms and conditions thereof. Such procedures include the reimbursement of approved expenses within 30 days after approval. Section 409A (as defined in Section 10(h)) prohibits reimbursement payments from being made any later than the end of the calendar year following the calendar year in which the applicable expense is incurred or paid. Also under Section 409A, (i) the amount of expenses eligible for reimbursement during any calendar year may not affect the amount of expenses eligible for reimbursement in any other calendar year, and (ii) the right to reimbursement under this Section 5 cannot be subject to liquidation or exchange for another benefit. Any personal or non-approved expenses will not be reimbursable and, if paid or advanced by the Company, are authorized to be repaid to the Company by deduction from future payments to Executive.

5.                  Termination of Employment.

For purposes of this section, the following definitions shall apply to the terms set forth below:

A.        Cause. As used herein, the term “Cause” means any of the following: (1) conviction of a felony or any offense involving moral turpitude; (2) commission of an act of fraud, dishonesty, misrepresentation or breach of trust to the detriment of the Company or affiliate of the Company; (3) suspension or bar by the SEC or FINRA from employment or association with a publicly-traded company; (4) commission of an act of gross negligence or willful misconduct to the detriment of the Company, or any affiliate of the Company; (5) failure to follow the lawful instructions of the Chief Executive Officer; or (6) breach of a material provision of this Agreement without cure by the Executive with thirty (30) days from the date written notice of the alleged breach has been given to the Executive by the Company.

B.                 Disability. As used herein, the term “Disability” means Executive’s inability to perform the essential functions of Executive’s position, even with reasonable accommodation, due to legal, physical or mental incapacity, for a period beyond any protected leave to which Executive is entitled under applicable law. A determination of Disability shall be subject to the certification of a qualified medical doctor agreed to by the Company and Executive or, in the event of Executive’s incapacity to designate a doctor, Executive’s legal representative. In the absence of agreement between the Company and Executive, each party shall nominate a qualified medical doctor and the two (2) doctors so nominated shall select a third doctor, who shall make the determination as to Disability.

C.                 Termination by Company. The Company may terminate Executive’s employment hereunder immediately for Cause, subject to any cure provisions as described in subsection A above. Subject to the other provisions contained in this Agreement, the Company may terminate Executive’s employment for any reason other than Cause upon thirty (30) days’ written notice to Executive. The effective date of termination (the “Termination Date”) shall be considered to be the date of notice of termination if for Cause and thirty (30) days subsequent to written notice of termination for any reason other than Cause; however, the Company may elect, in its sole discretion, to have Executive leave the Company’s employ immediately, provide that Company shall continue to pay Executive the Annual Base Salary and provide Executive with benefits through the Termination Date.

D.                Death or Disability of Executive. Executive’s employment with the Company shall terminate immediately upon the death or Disability of Executive.

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E.                 Severance Benefits Upon Termination.

(i) If Executive’s employment is terminated by the Company for Cause, or Executive terminates Executive’s employment, then the Company shall, in accordance with applicable law, (a) pay Executive’s Annual Base Salary through the Termination Date, (b) pay Executive any accrued but unused PTO days as of the Termination Date, and (c) reimburse Executive in accordance with Company policy for any outstanding but unreimbursed business expenses as of the Termination Date (collectively, the “Accrued Obligations”), and the Company shall thereafter have no further obligations to make any payment to Executive under this Agreement.

(ii) If Executive’s employment is terminated by the Company without Cause or as a result of Disability, provided that Executive executes a release in form satisfactory to the Company, the Company shall (a) pay Executive the Accrued Obligations; and (b) if Executive elects to continue Executive’s health insurance coverage, as applicable, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay to Executive cash payments equal to the difference between the COBRA continuation coverage premiums and the amount of premiums paid by similarly situated active employees of the Company under the Company’s health insurance plans in which Executive and, if applicable, Executive’s family, was participating immediately prior to the Termination Date until the earlier of (1) the expiration of the six (6) months following the Termination Date, and (2) the date that Executive is eligible to receive substantially equivalent coverage and benefits from a new employer, to be paid in equal installments on the Company’s regular pay dates (subject to applicable withholdings and deductions).

(iii) If Executive’s employment is terminated by the Company as a result of the Executive’s death, then the Company shall pay Executive’s estate the Accrued Obligations as lawfully required, and the Company shall if Executive’s spouse and/or dependent children elect to continue health insurance coverage, as applicable, under COBRA, the Company will pay to Executive’s spouse or partner cash payments equal to the difference between the applicable COBRA continuation coverage premiums and the amount of premiums paid by similarly situated active employees of the Company under the Company’s health insurance plans in which Executive’s spouse or partner and/or dependent children were participating immediately prior to the Termination Date for a period of twelve (12) months following Executive’s date of death.

(iv) Except as otherwise provided herein, all payments made hereunder shall be made to Executive or Executive’s estate within thirty (30) days of the Termination Date.

6.                  Restrictive Covenants.

(a)               Confidentiality. Executive recognizes that any knowledge and information of any type whatsoever of a confidential nature relating to the Business, including, without limitation, all types of trade secrets, vendor and customer and client lists and information, Executive lists and information, customer and client information provided to the Company, information regarding product development, marketing plans, management organization information, operating policies and manuals, sourcing data, performance results, business plans, financial records, and other financial, commercial, business and technical information (collectively, “Confidential Information”), must be protected as confidential, not copied, disclosed or used at any time, other than for the benefit of the Company. Executive further agrees that at any time during the Term of employment or thereafter, Executive will not divulge to anyone (other than the Company or any person employed or designated by the Company), publish or make use of any Confidential Information without the prior written consent of the Company, except as (and only to the extent) (i) required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency and then only after providing the Company with the reasonable opportunity to prevent such disclosure or to receive confidential treatment for the Confidential Information required to be disclosed, (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to the enforcement of this Agreement, or (iii) as to Confidential Information that becomes generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 6(a). The Executive further agrees that following the termination of employment for whatever reason, (1) the Company shall keep all tangible property assigned to the Executive or prepared by the Executive, and (2) the Executive shall not misappropriate or infringe upon the Confidential Information of the Company (including the recreation or reconstruction of Confidential Information from memory).

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(b)               Non-Competition. Executive agrees that during the Term of employment and for a period of six (6) months following the termination thereof for any reason, Executive shall not, directly or indirectly, compete with the Company in the Business, either individually or in any other individual or representative capacity, including, without limitation, as independent contractor, consultant, Executive, agent, stockholder, owner, director, partner, principal or member of any other agency, entity, or person, unless the Company expressly and in its sole discretion waives in writing Executive’s compliance with this Section 6(b). Nothing contained herein shall be construed to prevent Executive from investing in the stock of any corporation listed on a national securities exchange or traded in the over-the-counter market so long as you are not involved in the business of such corporation and does not own more than five percent (5%) of the stock of such corporation (a “Permitted Investment”).

(c)               Non-Solicitation. Executive agrees that: (i) during the Term of employment and for a period of twelve (12) months following the termination thereof for any reason, Executive shall not hire or solicit to hire, or directly or indirectly encourage or induce any Executive of the Company to leave the Company’s employ, whether on Executive’s own behalf or on behalf of any other person (other than the Company), any Executive or independent contractor of the Company or any individual who had left the employ of the Company within twelve (12) months of the termination of the Executive’s employment with the Company; and (ii) during the Term of employment and for a period of six (6) months following the termination thereof for any reason, Executive shall not induce or attempt to induce, directly or indirectly, any customer, client, supplier, licensee, licensor, franchisee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such customer, client, supplier, licensee or business relation and the Company (including, without limitation, making any negative statements or communications about the Company).

(d)               Public Comment. Executive, during the Term of employment and at all times thereafter, shall not make any derogatory comment concerning the Company or any of its current or former directors, officers, members or employees.

(e)               Blue Penciling. If any of the restrictions on competitive or other activities contained in this Section 6 shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as thereafter to be limited or reduced to be enforceable to the extent compatible with the applicable law; it being understood that by the execution of this Agreement, (i) the parties hereto regard such restrictions as reasonable and compatible with their respective rights, and (ii) the Executive acknowledges and agrees that the restrictions will not prevent Executive from obtaining gainful employment subsequent to the termination of Executive’s employment. The existence of any claim or cause of action by the Executive against the Company shall not constitute a defense to the enforcement by the Company of the foregoing restrictive covenants, but such claim or cause of action shall be determined separately.

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(f)                Injunctive Relief. Executive acknowledges and agrees that the covenants and obligations of the Executive set forth in this Section 6 relate to special, unique and extraordinary services rendered by the Executive to the Company and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Executive agrees that the Company shall be entitled to seek an injunction, restraining order or other temporary or permanent equitable relief (without the requirement to post bond) restraining the Executive from committing any violation of the covenants and obligations contained herein. These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity. By execution of this Agreement, the Executive accepts, generally and unconditionally, the exclusive jurisdiction of the state and federal courts sitting in the State of Nevada, County of Las Vegas, and any related appellate courts, and irrevocably agrees to be bound by any final judgment (after exhausting all appeals therefrom or after all time periods for such appeals have expired) rendered thereby in connection with this Agreement, and irrevocably waives any objection the Executive may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

7.                  Work for Hire. Executive agrees that all marketing, operating and training ideas, sourcing data, processes and materials, including all inventions, discoveries, improvements, enhancements, written materials and development related to the business of the Company (“Proprietary Materials”) to which the Executive may have access or that the Executive may develop or conceive while employed by the Company shall be considered works made for hire for the Company and prepared within the scope of employment and shall belong exclusively to the Company. Any Proprietary Materials developed by the Executive that, under applicable law, may not be considered works made for hire, are hereby assigned to the Company without the need for any further consideration, and the Executive agrees to take such further action, including executing such instruments and documents as the Company may reasonably request, to evidence such assignment.

8.                  Cooperation. During the period of Executive’s employment with the Company and at any time following the cessation of such employment for any reason, Employee agrees to cooperate (i) with the Company in the defense of any legal matter involving any matter that arose during Employee’s employment with the Company and (ii) with all governmental authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company. The Company will reimburse Employee for any reasonable travel and out-of-pocket expenses incurred by Employee in providing such cooperation. Furthermore, any such cooperation occurring after the termination of Employee’s employment shall be scheduled to the extent reasonably practicable so as not to unreasonably interfere with Employee’s business or personal affairs.

9.                  Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada, without regard to the principles thereof relating to the conflict of laws.

10.              Consent to Arbitration. The Company and Executive hereby consent to resolve all claims arising out of this Agreement or the parties’ employment relationship through binding and confidential arbitration.

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(a)               This Agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., and evidences a transaction involving commerce. This Agreement applies to any dispute arising out of or related to Executive’s employment with Company or termination of employment. Nothing contained in this Agreement shall be construed to prevent or excuse Executive from using the Company’s existing internal procedures for resolution of complaints, and this Agreement is not intended to be a substitute for the use of such procedures. Except as it otherwise provides, this Agreement is intended to apply to the resolution of disputes that otherwise would be resolved in a court of law, and therefore this Agreement requires all such disputes to be resolved only by an arbitrator through final and binding arbitration and not by way of court or jury trial. Executive expressly waives any right to a trial by jury of claims that would otherwise be so triable and any right to seek or recover punitive damages. Such disputes include without limitation disputes arising out of or relating to interpretation or application of this Agreement, including the enforceability, revocability or validity of the Agreement or any portion of the Agreement. The Agreement also applies, without limitation, to disputes regarding the employment relationship, trade secrets, unfair competition, compensation, breaks and rest periods, termination, or harassment and claims arising under the Uniform Trade Secrets Act, Civil Rights Act of 1964, Americans With Disabilities Act, Age Discrimination in Employment Act, Family Medical Leave Act, Fair Labor Standards Act, Executive Retirement Income Security Act, and state statutes, if any, addressing the same or similar subject matters, and all other state statutory and common law claims (excluding workers compensation, state disability insurance and unemployment insurance claims). Claims may be brought before an administrative agency but only to the extent applicable law permits access to such an agency notwithstanding the existence of an agreement to arbitrate. Such administrative claims include without limitation claims or charges brought before the Equal Employment Opportunity Commission (www.eeoc.gov), the U.S. Department of Labor (www.do1.gov), the National Labor Relations Board (www.nlrb.gov), the Office of Federal Contract Compliance Programs (www.do1.gov/esa/ofccp). Nothing in this Agreement shall be deemed to preclude or excuse a party from bringing an administrative claim before any agency in order to fulfill the party’s obligation to exhaust administrative remedies before making a claim in arbitration. Disputes that may not be subject to pre-dispute arbitration agreement as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203) are excluded from the coverage of this Agreement.

(b)               The Arbitrator shall be selected by mutual agreement of the Company and the Executive from a roster of potential arbitrators affiliated with the American Arbitration Association (“AAA”) or JAMS Endispute (“JAMS”). If for any reason the parties cannot agree to an Arbitrator, either party may apply to the AAA or JAMS for appointment of a neutral Arbitrator. The AAA or JAMS shall then appoint an Arbitrator, who shall act under this Agreement with the same force and effect as if the parties had selected the Arbitrator by mutual agreement. The location of the arbitration proceeding shall be in Las Vegas, Nevada.

(c)               A demand for arbitration must be in writing and delivered pursuant to the notice provisions hereof.

(d)               In arbitration, the parties will have the right to conduct adequate civil discovery, bring dispositive motions, and present witnesses and evidence as needed to present their claims and defenses, and any disputes in this regard shall be resolved by the Arbitrator. However, there will be no right or authority for any dispute to be brought, heard or arbitrated as a class, collective or representative action or as a class member in any purported class, collective action or representative proceeding (“Class Action Waiver”). Notwithstanding any other clause contained in this Agreement, the preceding sentence shall not be severable from this Agreement in any case in which the dispute to be arbitrated is brought as a class, collective or representative action. Although Executive will not be retaliated against, disciplined or threatened with discipline as a result of Executive’s exercising his or her rights under Section 7 of the National Labor Relations Act by the filing of or participation in a class, collective or representative action in any forum, the Company may lawfully seek enforcement of this Agreement and the Class Action Waiver under the Federal Arbitration Act and seek dismissal of such class, collective or representative actions or claims. Notwithstanding any other clause contained in this Agreement, any claim that all or part of the Class Action Waiver is unenforceable, unconscionable, void or voidable may be determined only by a court of competent jurisdiction and not by an arbitrator.

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(e)               In arbitration, each party will pay the fees for his, her or its own attorneys, subject to any remedies to which that party may later be entitled under applicable law. However, in all cases where required by law, the Company will pay the Arbitrator’s and arbitration fees. If under applicable law the Company is not required to pay all of the Arbitrator’s and/or arbitration fees, such fee(s) will be apportioned between the parties by the Arbitrator in accordance with applicable law.

(f)                Within thirty (30) days of the close of the arbitration hearing, any party will have the right to prepare, serve on the other party and file with the Arbitrator a brief. The Arbitrator may award any party any remedy to which that party is entitled under applicable law, but such remedies shall be limited to those that would be available to a party in a court of law for the claims presented to and decided by the Arbitrator. The Arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Except as may be permitted or required by law, neither a party nor an Arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. A court of competent jurisdiction shall have the authority to enter a judgment upon the award made pursuant to the arbitration.

(g)               Injunctive Relief: A party may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such provisional relief.

(h)               This Section 10 contains the full and complete agreement relating to the formal resolution of employment-related disputes. In the event any portion of this section is deemed unenforceable and except as set forth in subsection (d) hereof, the remainder of this Agreement will be enforceable.

11.              Miscellaneous.

(a)               Assignment and Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns. Notwithstanding anything in the foregoing to the contrary, the Executive may not assign any of Executive’s rights or obligations under this Agreement without first obtaining the written consent of the Company. The Company may assign this Agreement in connection with a sale of all or substantially all of its business and/or assets (whether direct or indirect, by purchase, merger, consolidation or otherwise) and will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

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(b)               Survival. The provisions of Sections 2 – 10 shall survive the termination of this Agreement.

(c)               Notices. Any notices to be given hereunder shall be in writing and delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid as follows:

If to the Executive, addressed to the Executive at the address then shown in the Executive’s employment records

If to the Company at:

Live Ventures Incorporated

325 East Warm Springs Road

Suite 102

Las Vegas, NV 89119

Attention: Chief Executive Officer

With a copy to:

Windels Marx Lane & Mittendorf, LLP

156 West 56th Street

New York, New York 10019

Attention: Scott R. Matthews, Esq.

Any party may change the address to which notices are to be sent by giving notice of such change of address to the other party in the manner provided above for giving notice.

(d)               Severability. The invalidity of any one or more provisions of this Agreement or any part thereof shall not affect the validity of any other provision of this Agreement or part thereof; and in the event that one or more provisions contained herein shall be held to be invalid, the Agreement shall be reformed to make such provisions enforceable.

(e)               Waiver. The Company, in its sole discretion, may waive any of the requirements imposed on the Executive by this Agreement. The Company, however, reserves the right to deny any similar waiver in the future. Each such waiver must be express and in writing and there will be no waiver by conduct. Pursuit by the Company of any available remedy, either in law or equity, or any action of any kind, does not constitute waiver of any other remedy or action. Such remedies and actions are cumulative and not exclusive. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)                Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(g)               Withholding. Any payments provided for hereunder shall be reduced by any amounts required to be withheld by the Company, and any benefits provided hereunder shall be subject to taxation if and to the extent provided, from time to time under applicable Federal, State or local employment or income tax laws or similar statutes or other provisions of law then in effect.

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(h)               Section 409A of the Code. The provisions of this Agreement and any payments made herein are intended to comply with, and should be interpreted consistent with, the requirements of Section 409A of the Code, and any related regulations or other effective guidance promulgated thereunder (collectively, “Section 409A”). The time or schedule of a payment to which the Executive is entitled under this Agreement may be accelerated at any time that this Agreement fails to meet the requirements of Section 409A and any such payment will be limited to the amount required to be included in the Executive’s income as a result of the failure to comply with Section 409A.

(i)                 Waiver of Jury Trial. The Company and the Executive hereby waive, as against the other, trial by jury in any judicial proceeding to which they are both parties involving, directly or indirectly, any matter in any way arising out of, related to or connected with this Agreement.

(j)                 Entire Agreement. This Agreement contains the entire understanding, and cancels and supersedes all prior agreements, including, without limitation, any offer of employment, agreement in principle or oral statement, letter of intent, statement of understanding or guidelines of the parties hereto with respect to the subject matter hereof. Notwithstanding the foregoing, this Agreement does not cancel or supersede the programs or plans referred to in Section 3. This Agreement may be amended, supplemented or otherwise modified only by a written document executed by each of the parties hereto or their respective successors or assigns. The Executive acknowledges that Executive is entering into this Agreement of Executive’s own free will and accord, with no duress, and that Executive has read this Agreement and understands it and its legal consequences.

(k)               Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(l)                 Representations. Executive hereby represents and warrants to the Company that the execution and delivery of this Agreement, and the performance of Executive’s obligations hereunder, are not in violation of, and do not and will not conflict with or constitute a default under, any of the terms and provisions of any agreement or instrument to which Executive is subject; and that this Agreement has been duly executed and delivered by Executive and is a valid and binding obligation in accordance with its terms. It is important that Executive completely understands the terms and conditions in this Agreement. Executive acknowledges and represents that there has been an opportunity to ask any question Executive may have about this Agreement. Executive expressly acknowledges and represents that: (i) Executive is competent to execute this Agreement; (ii) the Company has advised Executive to consult with an attorney before signing this Agreement; and (iii) Executive is executing this Agreement voluntarily.

(m)             Eligibility to Work. In compliance with the Immigration Reform and Control Act of 1986, Executive must provide proof of eligibility to work in the United States by completing a Form I-9.  As part of the verification process, Executive may present a document or a combination of documents to demonstrate Executive’s identity and work authorization. The Form I-9 and instructions, including the lists of acceptable documents will be provided to Executive, and must be completed no later than close of business of Executive’s first day of employment with the Company.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, this Agreement is executed as of the Effective Date set forth above.

LIVE VENTURES INCORPORATED		VIRLAND A. JOHNSON

Signature:	/s/ Jon Isaac	Signature:	/s/ Virland A. Johnson
By (printed):	Jon Isaac	By (printed):	Virland A. Johnson
Title:	CEO and President

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